EXHIBIT 99



  FOR IMMEDIATE RELEASE                        Contact:  Mr. Charles R. Ofner
                                                               (713) 496-5000



        Houston,  Texas...October  25,  1995...Reading &  Bates  Corporation
  (NYSE: RB) announced today that its subsidiary, Reading & Bates Development Co., has closed the acquisition of an approximate 20% working interest in the Green Canyon 254 Allegheny project in the U.S. Gulf of Mexico from the operator, Enserch Exploration, Inc. Mobil Exploration & Producing U.S. Inc., an affiliate of Mobil Corporation, has a 40% working interest in the project. Reading & Bates expects to supply the third-generation semi-submersible M. G. HULME, JR. for drilling the development wells and to convert the second-generation semi-submersible RIG 41 to a floating production vessel (FPV) for the field.

        Paul B. Loyd, Jr., Chairman and Chief Executive Officer of Reading & Bates Corporation stated, "We are very pleased to have closed this acquisition and thus move another step toward the project's successful implementation. The oilfield has been estimated to contain recoverable reserves of 120 million barrels of oil equivalent, so participation in the 5 to 7 year project could prove to be quite significant for Reading & Bates as our portion of the revenues may exceed $350 million.
  Additionally, the working interest partners have acquired approximately 300 square miles of leases in the immediate vicinity under an Area of Mutual Interest (AMI) agreement, and we plan to size the production train on the FPV to process additional reserves from that acreage if developed. We believe the involvement by Reading & Bates in the drilling, floating production and ownership of this project will help to ensure development of the reservoir in the most efficient manner, maximizing the present value of the project. We remain optimistic that Reading & Bates will be able secure a similar position in other floating production projects in the Gulf of Mexico and other parts of the world."

        Reading & Bates is a New York Stock Exchange listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., provides technical, construction and project management services and floating production systems to the upstream offshore oil and gas industry worldwide.

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